EXHIBIT 21
HASBRO, INC. AND SUBSIDIARIES
Subsidiaries of the Registrant (a)

Name Under Which Subsidiary	State or Other Jurisdiction of
Does Business	Incorporation or Organization
Hasbro Receivables Funding, LLC	Delaware
Hasbro International, Inc.	Delaware
Hasbro Latin America Inc.	Delaware
Hasbro Chile LTDA	Chile
Hasbro International Holdings, B.V.	The Netherlands
Hasbro Ireland Limited	Ireland
Hasbro Investments Netherlands, B.V.	The Netherlands
Hasbro France S.A.S.	France
Hasbro Deutschland GmbH	Germany
Hasbro Italy S.r.l.	Italy
Hasbro S.A.	Switzerland
Hasbro Holding S.A.	Switzerland
Hasbro Canada Corporation	Nova Scotia
Hasbro Asia-Pacific Marketing Ltd.	Hong Kong
Hasbro Trading Co. Ltd.	China
Hasbro de Mexico S.R.L. de C.V.	Mexico
Hasbro (Schweiz) AG	Switzerland
Hasbro U.K. Limited	United Kingdom
MB International B.V.	The Netherlands
Hasbro B.V.	The Netherlands
Hasbro Hellas Industrial & Commercial Company S.A.	Greece
Hasbro Toys & Games Holdings, S.L.	Spain
S.A. Hasbro N.V.	Belgium
Hasbro Oyuncak Sanayi Ve Ticaret A.S.	Turkey
Hasbro Far East LTD	Hong Kong
Hasbro Australia Pty Ltd	Australia
Hasbro Australia Limited	Australia
Hasbro International Trading B.V.	Netherlands
Hasbro European Trading B.V.	Netherlands
Hasbro Czech S.R.O.	Czech Republic
Hasbro Emerging Markets B.V.	Netherlands
Hasbro Korea Ltd.	Korea
Hasbro Peru S.R.L.	Peru
Hasbro Romania SRL	Romania
Hasbro de Brasil Ind E Com	Brazil
Sobral Ltd.	Bermuda
Hasbro Studios LLC	Delaware
Hasbro Managerial Services, LLC	Rhode Island
Wizards of the Coast LLC	Delaware
(a)	Inactive subsidiaries and subsidiaries with minimal operations have been omitted. Such subsidiaries, if taken as a whole, would not constitute a significant subsidiary.